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                                                                   EXHIBIT 10.32

     SUMMARY OF CERTAIN RETIREMENT BENEFIT ARRANGEMENTS WITH KENNETH L. WAY

Mr. Way retired as the Chairman of the Board of Lear Corporation in December 2002. Mr. Way led Lear since it became an independent company in 1988, and he contributed significantly to Lear's success. In recognition of Mr. Way's contributions, Lear's Compensation Committee approved a special recognition award in the amount of $1,500,000. The special recognition award was issued to Mr. Way in the form of 55,514.43 phantom stock units which will be paid in cash or shares of Lear common stock, at the discretion of Lear, on the earlier of January 1, 2006 or the date on which Mr. Way no longer serves as a director or has any other associations with Lear. A cash payment would be determined by the current trading price of Lear's common stock at the time of payment multiplied by the number of phantom stock units. Lear has also agreed to provide Mr. Way with the following retirement provisions: (a) medical and dental coverage under COBRA until June 2004 (at which time Mr. Way will be covered by Lear's retiree medical plan), (b) use of a company vehicle and gas card until June 2004, (c) dues for existing country club memberships until June 2004, and (d) financial counseling and tax preparation services through the end of 2004. Mr. Way also received a payment in the amount of $79,482.81 in March 2003 in connection with the payout of performance shares to Lear's senior management under the Long-Term Stock Incentive Plan. In connection with his retirement, Mr. Way is also entitled to a pension under Lear's Qualified and Non-Qualified plans as well as payments under Lear's Executive Supplemental Savings Plan and Retirement Savings Plan based on the terms and conditions of such plans and the respective elections made by Mr. Way under such plans.